Pricing Supplement Dated September 19, 1997                       Rule 424(b)(3)
(To Prospectus dated November 4, 1996 and                     File No. 333-14605
Prospectus Supplement dated December 30, 1996)

                           SOUTHWEST GAS CORPORATION
                          MEDIUM-TERM NOTES, SERIES A
                                   FIXED RATE
================================================================================
Principal Amount:              $,5000,000  Interest Rate:         6.89%

Agents' Discounts or Commissions: .625%        Stated Maturity Date:  09/24/2007

Net Proceeds to Issuer:           $4,975,750  Original Issue Date:   09/23/1997
================================================================================

Interest Payment Dates:    Payable from September 23, 1997 on the 1st of each
                           April and October commencing 04/01/1998 per the Prospectus Supplement dated December 30, 1996.

Day Count Convention:
[X]    30/360 for the period from 06/04/1997 to 06/04/2027
[ ]    Other

Redemption:
[X]    The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ]    The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:
       Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:
[X]    The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Dates:
       Repayment Price: ___%

Original Issue Discount:   [ ]  Yes        [X]  No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period:

Form:  [X]  Book-Entry          [ ]  Certificated

Agents:     [X]  PaineWebber Incorporated      $5,000,000

Agent acting in the capacity as indicated below:
       [ ]  Agent          [X]  Principal

If as principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed initial public offering price of __% of principal amount.

If as Agent:

Other Provisions:     N/A